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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SHOPKO STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SHOPKO STORES, INC.

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 26, 2004

TO THE SHAREHOLDERS OF SHOPKO STORES, INC.:

      Notice is hereby given that the Annual Meeting of Shareholders of ShopKo Stores, Inc. will be held on Wednesday, May 26, 2004 at 10:00 a.m., local time, at St. Norbert College, Bemis International Center, 100 Grant Street, DePere, Wisconsin, for the following purposes:

1) To elect three directors of the Company to serve until 2007;

2) To approve the Company’s 2004 Stock Incentive Plan;

3) To ratify the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending January 29, 2005; and

4) To transact such other business as may properly come before the meeting.

      Shareholders of record at the close of business on April 2, 2004 are entitled to one vote for each share held of record at that time.

      IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.

      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all shareholders execute, date and return the proxy, using the enclosed envelope to which no postage need be affixed if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

Peter G. Vandenhouten
Secretary

April 26, 2004

SHOPKO STORES, INC.

700 PILGRIM WAY

P.O. BOX 19060
GREEN BAY, WISCONSIN 54307-9060

PROXY STATEMENT

       This proxy statement is furnished for solicitation by the Board of Directors of ShopKo Stores, Inc. (the “Company”) of proxies in the enclosed form from holders of Common Stock to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 26, 2004 at 10:00 a.m., local time, at St. Norbert College, Bemis International Center, 100 Grant Street, DePere, Wisconsin, and at any adjournment of that meeting.

      A shareholder may revoke his or her proxy at any time before it is voted by written notice to the Secretary, or by filing with the Secretary another proxy bearing a later date, or by appearing and voting at the meeting. All proxies which are not so revoked will be voted in accordance with the terms thereof. Unless otherwise indicated, all proxies will be voted for the individuals nominated to serve as directors, for approval of the Company’s 2004 Stock Incentive Plan and for ratification of the appointment of the independent auditors. The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors or as auditors should decline or be unable to serve, the persons named in the proxy will vote on the same in their discretion.

      The Company’s Common Stock, $0.01 par value (“Common Stock”), is the only class of capital stock currently outstanding, and only the holders of Common Stock of record at the close of business on April 2, 2004 are entitled to vote at the meeting. Each shareholder is entitled to one vote for each share held of record on each proposal being voted upon. As of the record date, 29,345,319 shares of Common Stock are eligible to vote at the meeting. A majority of the shares entitled to vote constitutes a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum. Broker non-votes will not be counted as voting on any matter at the Annual Meeting.

      This proxy statement and accompanying form of proxy will be first mailed or given to shareholders on or about April 26, 2004.

      References in this proxy statement or the accompanying proxy to a “fiscal year” are to the calendar year in which the fiscal year begins. For example, the fiscal year ended January 31, 2004 is referred to as “fiscal 2003”.

ITEM 1

ELECTION OF DIRECTORS

      Pursuant to the Company’s Articles of Incorporation, the Board is divided into three classes with the number of directors to be divided as equally as possible among the three classes. Currently, the Board consists of nine members, with three members in each class. Directors are elected for staggered terms of three years, with the terms of the current Class I directors expiring at this Annual Meeting. Jeffrey C. Girard, Dale P. Kramer and John G. Turner are nominated to serve as Class I directors for a three-year term expiring at the 2007 Annual Meeting of Shareholders, and until their successors are elected and qualified.

Vote Requirement to Elect Nominees; Board Recommendation

      Directors are elected by a plurality of the votes cast by holders of the Common Stock entitled to vote at a meeting at which a quorum is present. In other words, the three directors who receive the largest number of votes will be elected as directors. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast.

      The Board recommends a vote FOR these nominees. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote for the election of these nominees. The Board is informed that Messrs. Girard, Kramer and Turner are willing to serve as directors. If, however, they are unable to serve or for good cause will not serve, the proxy may be voted for such other person or persons as the proxies shall, in their discretion, determine.

      Set forth below is certain information, as of January 31, 2004, concerning Messrs. Girard, Kramer and Turner and the six directors of the Company whose terms of office will continue after the Annual Meeting:

Nominees for Election as

Class I Directors for Terms Expiring at
the Annual Meeting in 2007

Jeffrey C. Girard; 56; director of the Company since June, 1991; Mr. Girard has been the Vice Chairman, Finance and Administration of the Company since April, 2002, and served as Interim-Chief Executive Officer from April, 2002 to October, 2002. Prior to joining the Company, Mr. Girard was President of Girard & Co. of Minneapolis, Minnesota, a private consulting company from 1999 to 2002, and from 1997 to 1999, was an Adjunct Professor at the Carlson School of Management, University of Minnesota. He served as Executive Vice President and Chief Financial Officer of Supervalu, Inc. from October, 1992 to July, 1997 and as Senior Vice President and Chief Financial Officer from October, 1990 to October 1992; prior thereto he was employed in various positions, including Executive Vice President and Chief Financial Officer, by Supermarkets General Corp. from 1973 to 1990.

Dale P. Kramer; 64; director of the Company since August, 1991; Chairman of the Board from July, 1997 to March, 2000; President and Chief Executive Officer of the Company from February, 1991 to March, 1999; prior thereto, he served as the Company’s Executive Vice President from April, 1983 to February, 1986 and as its Executive Vice President and Chief Operating Officer from February, 1986 to February, 1991. Prior to that, Mr. Kramer was employed by the Company in various other positions since 1971.

John G. Turner; 64; director of the Company since August, 1999; Chairman, Hillcrest Capital Partners, since May, 2002; Mr. Turner was Vice Chairman, ING Americas and General Manager and Chief Executive Officer, ING Mutual Funds and Institutional Asset Management-U.S. from the acquisition of ReliaStar Financial Corp. by the ING Group in September, 2000 until December, 2001 when he retired; prior thereto he held numerous executive offices within ReliaStar, including Chairman and Chief Executive Officer from 1993 to September, 2000. Mr. Turner is also a director of Hormel Foods Corporation and Conseco, Inc.

Class II Directors Whose Terms Expire at

the Annual Meeting in 2005

Sam K. Duncan; 52; director of the Company since October, 2002 when he joined the Company as President and Chief Executive Officer. From 1992 to 2002, Mr. Duncan held various merchandising and executive positions with Fred Meyer, Inc. (a division of The Kroger Co. since 1999), including: President of Fred Meyer from 2001 to October, 2002 and President of Ralph’s

Supermarkets from 1998 to 2001. Mr. Duncan began his retail career in the supermarket industry in 1969 with Albertson’s, Inc., where he held various merchandising positions until 1992.

Martha A. McPhee; 48; director of the Company since March, 2002; formerly Senior Vice President and Chief Operating Officer for American Public Media Group and its subsidiaries, Minnesota Public Radio, Southern California Public Radio and the Greenspring Companies from 2000 to March, 2003; Ms. McPhee served in various executive positions with BRW, Inc./URS Corporation, an engineering consulting firm from 1989 to 2000, most recently as Senior Vice President and Chief Operating Officer of the Transportation Division.

Gregory H. Wolf; 47; director of the Company since November, 1998; President of CIGNA Group Insurance as well as subsidiaries CIGNA Life Insurance Company of New York and Life Insurance Company of North America, entities manufacturing and distributing group life, accident and disability insurance for CIGNA Corp. since October, 2002; Mr. Wolf joined CIGNA in September, 2001 as a Division President to lead a new business development initiative; from January, 2000 to June, 2001, Mr. Wolf was Chairman and Chief Executive Officer of nextHR.com, an application service provider of human resource asset management services; prior thereto, he was an officer of Humana, Inc., a provider of managed healthcare products and services, from October, 1995 to August, 1999, including President, Chief Executive Officer and Director from December, 1997 to August, 1999.

Class III Directors Whose Terms Expire at

the Annual Meeting in 2006

Jack W. Eugster; 58; director of the Company since September, 1991 and Non-Executive Chairman of the Board since May, 2001; he was the Chairman, President and Chief Executive Officer of Musicland Stores Corporation, a retail music and home video company, from 1986 until February, 2001. Mr. Eugster is also a director of Donaldson Company, Inc. and Graco, Inc.

Stephen E. Watson; 59; director of the Company since July, 1997; formerly President, Chief Executive Officer of Gander Mountain, L.L.C., a private specialty retailer of outdoor recreational equipment and clothing, from November, 1997 until November, 2002 when he retired; he held various executive officer positions with Dayton-Hudson Corporation and its corporate predecessors from 1972 until his retirement in March, 1996, including President, Chairman/Chief Executive Officer of the Department Store Division and member of the Board of Directors from 1991 until March, 1996. Mr. Watson is also a director of Retek, Inc.

Richard A. Zona; 59; director of the Company since January, 2003; Chief Executive Officer of Zona Financial, LLC, a financial advisory firm, since December, 2000. From 1989 to 2000, Mr. Zona held various executive positions with U.S. Bancorp, including, Vice Chairman, Chief Financial Officer and Vice Chairman of Wholesale Banking and Wealth Management; from 1970 to 1989, Mr. Zona, a certified public accountant, held various posts with Ernst & Young, LLP, including National Director of Financial Services, directing audit, tax and management consulting services for the firm. Mr. Zona is also a director of Polaris Industries Inc., New Century Financial Corp. and Piper Jaffray Companies and served on the Federal Reserve Board Advisory Council in 1998 and 1999.

CORPORATE GOVERNANCE MATTERS

Director Independence

      The Board of Directors has determined that each of the current directors except Messrs. Duncan and Girard are “independent” under the Company’s independence standards as set forth in the ShopKo Stores, Inc. Corporate Governance Principles. These standards require a finding that the individual director satisfies all of the “independence” standards of the New York Stock Exchange (“NYSE”) and also that the director has no material relationships with the

Company, either directly or as a partner, shareholder or executive officer of an organization, that would interfere with the director’s exercise of independent judgment. In making its determinations, the Board reviewed all commercial, familial and charitable relationships of the directors with the Company, broadly considering all relevant facts and circumstances. Messrs. Duncan and Girard were not deemed “independent” because they are currently executive officers of the Company. Based upon the transition rules set forth in the NYSE “independence” standards, during the period from November 4, 2004 to February 1, 2005, Mr. Kramer will not satisfy such standards of independence due to a former consulting arrangement with the Company that terminated February 2, 2002.

      The Company and its subsidiaries have transactions in the ordinary course of business with unaffiliated corporations for whom certain of the non-employee directors serve as directors. We do not consider the amounts involved in such transactions to be material in relation to our business and believe the such amounts are not material to the interests of the other corporations or the interests of the non-employee directors involved. Furthermore, the non-employee directors had no role in any negotiations between the companies.

Board of Directors’ Meetings

      The Board of Directors held six formal meetings in fiscal 2003. Each incumbent director participated in 75 percent or more of the total number of the meetings of the Board and of the committees of which such director is a member. The non-employee directors of the Company hold regular executive sessions, which are presided over by Mr. Eugster, as Non-Executive Chairman. Directors are strongly encouraged to attend annual meetings of shareholders, which customarily are scheduled to coincide with regular Board meetings, but the Company has no formal policy requiring such attendance. All nine of the Company’s directors attended the 2003 Annual Meeting of Shareholders.

Committees of the Board of Directors

      The Board has three standing committees: the Compensation and Stock Option Committee, the Audit Committee, and the Nominating/ Corporate Governance Committee. All committee members have been determined by the Board to be “independent” under the standards referenced above. Each of the Committees is governed by a written charter that is available via the investor relations page of the Company’s website at www.shopko.com.

Compensation and Stock Option Committee

      The Compensation and Stock Option Committee is currently comprised of Messrs. Watson (Chairman) and Eugster, and Ms. McPhee. The duties of the Compensation and Stock Option Committee are to assist the Board in fulfilling its oversight obligations relating to compensation of the Company’s chief executive officer and other executive officers, as well the Company’s compensation and benefit programs, policies and practices in general to ensure that they meet corporate objectives. The Compensation and Stock Option Committee has the authority to administer the Company’s employee stock option and stock incentive plans. The Compensation and Stock Option Committee annually (i) reviews and approves goals and objectives relevant to compensation for the chief executive officer, (ii) with the input of the other non-employee members of the Board evaluates the chief executive’s performance in light of those goals and objectives, and (iii) recommends to the Board compensation levels for the chief executive officer. In addition, the Compensation and Stock Option Committee reviews management’s recommendations on (i) compensation of all executive-level corporate officers, (ii) granting of awards under the Company’s compensation and benefit plans and (iii) adopting and changing major corporate compensation policies and practices, and reports its actions and recommendations to the full Board of Directors. The Compensation and Stock Option Committee formally met three times in fiscal 2003.

Audit Committee

      The Audit Committee is currently comprised of Messrs. Turner (Chairman), Wolf and Zona. The Board of Directors has determined that each of the Audit Committee members is “financially literate” under the listing standards of the NYSE and that Mr. Zona qualifies as an “audit committee financial expert” within the meaning of the applicable rules and regulations of the Securities and Exchange Commission. The duties of the Audit Committee are to oversee the actions of the Company toward: (i) maintaining the reliability and integrity of the Company’s accounting policies and financial reporting and disclosure practices; (ii) establishment and maintenance of processes to assure that an adequate system of internal control is functioning within the Company; (iii) establishment and maintenance of processes to assure compliance by the Company with applicable laws and regulations; (iv) reviewing the qualification, independence and performance of the Company’s independent public accountants; and (v) reviewing the performance of the Company’s internal audit function. A copy of the Committee’s charter was attached to the Company’s proxy statement issued in connection with the 2003 Annual Meeting of the Shareholders. The Audit Committee met ten times in fiscal 2003.

Nominating/Corporate Governance Committee

      The Nominating/Corporate Governance Committee is currently comprised of Messrs. Eugster (Chairman), Turner, Watson and Wolf. The duties of the Nominating/Corporate Governance Committee are to: (i) assist the Board in the selection of candidates for election to the Board, including identifying, as necessary, new candidates who are qualified to serve as directors of the Company, and recommending to the Board candidates for election to the Board; (ii) monitor and advise the Board on matters relating to director compensation; (iii) develop and recommend to the Board, and periodically review, corporate governance principles applicable to the Company; and (iv) monitor and advise the Board on corporate governance matters and practices. The Nominating/Corporate Governance Committee coordinates an annual self-evaluation of the performance of the Board and each of its committees. The Nominating/Corporate Governance Committee met three times in fiscal 2003.

      In the event vacancies are anticipated or otherwise arise, the Nominating/Corporate Governance Committee utilizes a variety of methods to identify and evaluate director candidates. Candidates may come to the attention of the Committee through current Board members, professional search firms, shareholders, and others. In evaluating and determining whether to nominate a prospective candidate for a position on the Company’s Board, the Nominating/Corporate Governance Committee will consider the standards set forth in the Company’s Corporate Governance Principles and guidelines approved by the Board, which include integrity as well as substantial knowledge and significant experience that will be of value in advising the Board and management. In considering possible candidates for election as a director, the Board recognizes that the contribution of the Board and fulfillment of its duties depends not only on the character and the capacities of the directors individually but also on their collective strengths. Thus, the Nominating/Corporate Governance Committee shall strive to include individuals with diverse and varied experiences and backgrounds.

      The Nominating/Corporate Governance Committee does not evaluate candidates from shareholders differently than any other candidates. The Nominating/Corporate Governance Committee will consider director candidates nominated by shareholders in accordance with the procedures set forth in the Company’s By-Laws if the Company receives timely written notice, in the proper form, of a shareholder’s intent to make a nomination at a meeting of shareholders. In order to be timely for the 2005 Annual Meeting of Shareholders, the notice must be received by the date set forth below on page 25 under the heading “Proposals of Shareholders for 2005 Annual Meeting”. The notice must include, among other things, the candidate’s name, address, principal occupation, and consent to serve as a director, the number of shares of Company stock beneficially owned by the candidate, and any information that would be required to solicit a proxy under federal securities laws. A copy of the requirements to make a nomination are detailed in the Company’s By-laws which are available via the investor relations page of the Company’s website at www.shopko.com.

Director Compensation

      Each director who is not an employee of the Company receives an annual retainer fee of $30,000, a portion of which is paid, and required to be held, in deferred stock units until retirement from the Board. Committee chairpersons receive an additional $4,000 annual retainer fee. In addition, non-employee directors receive a fee of $1,250 for each Board or committee meeting attended in person or $625 if the director participates by teleconference. The Company reimburses all non-employee directors for travel and related expenses incurred in connection with Board and committee meetings and educational seminars approved in advance by the Chairman of the Nominating/Corporate Governance Committee.

      Stock incentive awards are granted to non-employee directors from time to time. Typically option grants are made at the time a director joins the Board and annually to each director following the Annual Meeting of Shareholders. Messrs. Eugster, Kramer, Turner, Watson, Wolf, and Zona and Ms. McPhee were granted options to purchase 4,000 shares of Common Stock at $11.41 per share on May 28, 2003. In addition, as compensation for serving as Non-Executive Chairman during fiscal 2003, Mr. Eugster was granted options to purchase 7,000 shares of Common Stock at $14.73 per share on January 21, 2004.

      The Company has a deferred compensation plan for non-employee directors that allows non-employee directors to elect to defer the cash portion of their annual retainers and other fees. This Plan provides that (i) the participating director may defer up to 100 percent (minus applicable tax withholding and social security tax) of the director’s fees under the Plan; (ii) amounts deferred under the Plan will, at the election of the participating director, earn interest either at a rate equal to 120 percent of the 120-month rolling average of 10-year U.S. Treasury Notes or at a rate equal to the rate earned under one or more equity portfolios described in the Plan; and (iii) amounts deferred under the Plan will be payable in a lump sum or annual installments over 3, 5, 10 or 15 years commencing upon the earlier of the participating director’s termination as a director for any reason (including death) or the participating director’s reaching age 70 (extended for up to five years for a director’s initial deferral under the Plan). Except with respect to the portion of the annual retainer mandatorily paid in the form of deferred stock units noted above, as of January 31, 2004, no current non-employee directors have elected to participate in this Plan.

Corporate Governance Guidelines and Code of Ethics

      The Board has adopted the ShopKo Stores, Inc. Corporate Governance Principles for the Company to ensure a basis and foundation for the governance of the Company in the best interests of the shareholders. The Corporate Governance Principles are available via the investor relations page of the Company’s website at www.shopko.com.

      In addition, the Board has adopted the ShopKo Stores, Inc. Code of Business Ethics setting forth ethical standards and legal responsibilities of all of the Company’s employees and to the extent applicable, members of the Board. This Code includes, but is not limited to, the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. Company employees agree in writing to comply with the Code and are encouraged to report suspected violations of the Code through various means, including through the use of an anonymous toll-free hotline. The Code is available via the investor relations page of the Company’s website at www.shopko.com.

Contacting the Board of Directors

      Shareholders or other interested parties wishing to communicate with the Non-Executive Chairman or the other non-employee directors may direct correspondence to such individuals c/o Corporate Secretary, 700 Pilgrim Way, P.O. Box 19060, Green Bay, WI 54307-9060. The Corporate Secretary will regularly forward communications to the appropriate Board member(s).

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

      Set forth in the table below is information regarding the beneficial ownership of shares of the Common Stock by (i) each person or entity known by the Company to beneficially own 5% or more of the total number of outstanding shares of the Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table, and (iv) the directors and executive officers of the Company as a group (18 persons). Except as otherwise noted, information with respect to directors and executive officers is as of April 15, 2004.

	Amount and Nature
	of Beneficial		Deferred Stock
Name of Beneficial Owner	Ownership(1)(2)	Percent	Units(3)

FMR Corp.(4)	4,358,900	14.9%	—
82 Devonshire Street
Boston, Massachusetts 02109
Barclays Global Investors, N.A.(5)	2,300,480	7.8%	—
45 Fremont Street
San Francisco, CA 94105
Dimensional Fund Advisors Inc.(6)	2,111,300	7.2%	—
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Goldman Sachs Asset Management, L.P.(7)	1,797,131	6.1%	—
32 Old Slip
New York, NY 10005
Paradigm Capital Management, Inc.(8)	1,606,350	5.5%	—
9 Elk Street
Albany, NY 12207
Jack W. Eugster	139,997	*	354.4
Sam K. Duncan(9)	79,183	*	—
Jeffrey C. Girard	110,400	*	—
Dale P. Kramer	255,000	*	354.4
Martha A. McPhee	11,400	*	354.4
John G. Turner	27,962	*	354.4
Stephen E. Watson	21,465	*	354.4
Gregory H. Wolf	24,000	*	354.4
Richard A. Zona	5,000	*	354.4
Michael J. Bettiga(10)	59,573	*	—
Michael J. Hopkins	75,000	*	3,671.9
Brian W. Bender	13,334	*	—
All directors and executive officers as of January 31, 2004 as a group (18 persons)(11)	963,226	3.3%	6,152.7

*	Less than 1%

(1)	Except as otherwise noted, the persons named in the above table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

(2)	Includes shares which may be acquired within 60 days pursuant to stock options as follows: Mr. Eugster 124,597 shares, Mr. Duncan 33,333 shares, Mr. Girard 71,000 shares, Mr. Kramer 210,000 shares, Ms. McPhee 10,400 shares, Mr. Turner 18,762 shares, Mr. Watson 21,465 shares, Mr. Wolf 19,000 shares, Mr. Zona 4,000 shares, Mr. Bettiga 55,833 shares,

Mr. Hopkins 75,000 shares, Mr. Bender 13,334 shares, and all directors and executive officers as a group, 759,423 shares.

(3)	The deferred stock units listed under the third column “Deferred Stock Units” are phantom stock units deferred pursuant to various deferral plans. Such units are not included in the beneficial ownership totals or the percent of ownership (columns 1 and 2) because there are no shares issued and there is no voting or investment power. The phantom stock units are payable in cash but track the performance of the Company’s Common Stock.

(4)	Based on Schedule 13G/A filed February 17, 2004. According to this filing, FMR Corp. has sole voting power as to 396,600 shares and sole dispositive power as to all 4,358,900 shares. In addition, the interest of one person, Fidelity Low Priced Stock Fund, amounted to 2,914,400 shares or 9.9% of the outstanding shares.

(5)	Based on Schedule 13G filed February 17, 2004. According to this filing, Barclays Global Investors, N.A. has sole voting and dispositive power as to 2,165,261 shares.

(6)	Based on Schedule 13G/A filed February 6, 2004. According to this filing, Dimensional Fund Advisors Inc. has sole voting and dispositive power as to all 2,111,300 shares.

(7)	Based on Schedule 13G/A filed February 12, 2004. According to this filing, Goldman Sachs Asset Management, L.P. has sole voting power as to 1,292,131 shares and sole dispositive power as to all 1,797,131 shares.

(8)	Based on Schedule 13G filed February 12, 2004. According to this filing, Paradigm Capital Management, Inc. has sole voting power and dispositive power as to all 1,606,350 shares.

(9)	Includes 37,500 shares of restricted stock granted pursuant to the Company’s 1993 Restricted Stock Plan.

(10)	Includes 1,340 shares of Common Stock owned in the ShopKo Stores, Inc. Shared Savings 401(k) Plan.

(11)	Includes 1,553 shares of Common Stock owned by executive officers in the ShopKo Stores, Inc. Shared Savings 401(k) Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

      Based solely upon the Company’s review of Forms 3, 4 and 5 received by it during the last fiscal year pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons, except that due to a clerical oversight, the Forms 4 covering each of the Directors’ receipt of an option grant on May 28, 2003 were filed within thirty days of the due date.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table (the “Summary Compensation Table”) sets forth the compensation paid by the Company for each of the last three fiscal years to the Company’s Chief Executive Officer and the Company’s other four most highly compensated executive officers as of January 31, 2004:

SUMMARY COMPENSATION TABLE

		Annual			Long Term
		Compensation			Compensation Awards

					Restricted		Securities
					Stock		Underlying	All Other
Name and		Salary	Bonus		Awards		Options/SARs	Compensation
Principal Position	Year(1)	($)	($)(2)		($)		(#)	($)(3)

Sam K. Duncan(4)	2003	725,000	275,000	(5)	—		0	51,980	(6)
President	2002	164,519	329,975		651,000	(7)	100,000	3,523
Chief Executive Officer
Jeffrey C. Girard(8)	2003	511,806	126,206	(9)	—		0	47,748	(10)
Vice Chairman	2002	403,462	689,286		980,000	(11)	80,000	45,915
Finance & Administration
Michael J. Hopkins	2003	405,823	72,775	(12)	—		0	125,224	(13)
President, Pamida	2002	410,700	257,876		—		15,000	8,555
	2001	392,200	0		—		15,000	7,302
Michael J. Bettiga	2003	352,600	74,546	(14)	—		0	71,356	(15)
Sr. Vice President,	2002	358,500	138,688		—		10,000	7,275
Retail Health Operations	2001	304,615	0		—		7,500	8,089
Brian W. Bender	2003	341,385	70,710	(16)	—		0	87,073	(17)
Sr. Vice President,	2002	331,500	237,148		—		15,000	95,334
Chief Financial Officer	2001	306,154	0		—		12,500	98,404

(1)	Refers to fiscal years ended on the following dates: 2001: February 2, 2002; 2002: February 1, 2003; and 2003: January 31, 2004.

(2)	Represents bonuses earned with respect to the indicated fiscal year pursuant to the Company’s Executive Incentive Plan although all or a portion of such payments may have been paid during the subsequent fiscal year. In addition, with respect to fiscal 2002, eligible employees earned a cash profit sharing payment that is included in this column.

(3)	All Other Compensation for the listed individuals includes one or more of the following: Company-paid portion of individual life insurance policies; 401(k) Company match; profit sharing contributions attributable to fiscal 2003 made to individual’s 401(k) account; relocation expenses and tax adjustments in connection therewith; and a three year retention bonus paid to certain individuals during fiscal 2003.

(4)	Mr. Duncan’s employment with the Company commenced October 30, 2002.

(5)	Pursuant to his employment contract, Mr. Duncan was paid a minimum bonus under the Company’s Executive Incentive Plan for fiscal 2003.

(6)	All Other Compensation for Mr. Duncan includes the following: Company paid portion of individual life insurance policy: $204; and relocation expenses and tax adjustments in connection therewith: $51,776.

(7)	Mr. Duncan holds 37,500 shares of restricted stock with an aggregate value as of January 31, 2004 of $528,000. This valuation does not take into account the dimunition in value attributable to the restrictions applicable to the shares. Mr. Duncan was originally granted 50,000 shares of restricted stock vesting in four equal annual installments, which began October 30, 2003.

Pursuant to the 1993 Restricted Stock Plan, dividends are paid on all shares of restricted stock at the same rate as on unrestricted stock.

(8)	Mr. Girard’s employment with the Company commenced April 9, 2002.

(9)	Includes the first of four installments of a deferred incentive award established in fiscal 2002 in the amount of $37,500, which was increased by $16,454 to $53,954 based on the Company exceeding certain financial performance goals in fiscal 2002 established by the Compensation and Stock Option Committee.

(10)	All Other Compensation for Mr. Girard includes the following: Company paid portion of individual life insurance policy: $204; 401(k) Company match: $13,191; profit sharing contribution: $18,384; and relocation expenses and tax adjustments in connection therewith: $15,969.

(11)	Mr. Girard’s 50,000 shares of restricted stock fully vested on April 9, 2004 with an aggregate value of $755,000.

(12)	Includes the second of four installments of a deferred incentive award established in fiscal 2001 in the amount of $6,250, which was increased by $2,232 to $8,482 based on the Company exceeding certain financial performance goals in fiscal 2003 established by the Compensation and Stock Option Committee.

(13)	All Other Compensation for Mr. Hopkins includes the following: Company paid portion of individual life insurance policy: $204; 401(k) Company match: $11,584; profit sharing contribution: $13,436; and retention bonus: $100,000.

(14)	Includes the second of four installments of a deferred incentive award established in fiscal 2001 in the amount of $20,563, which was increased by $7,343 to $27,906 based on the Company exceeding certain financial performance goals in fiscal 2003 established by the Compensation and Stock Option Committee.

(15)	All Other Compensation for Mr. Bettiga includes the following: Company paid portion of individual life insurance policy: $204; 401(k) Company match: $10,751; profit sharing contribution: $10,401; and retention bonus: $50,000.

(16)	Includes the second of four installments of a deferred incentive award established in fiscal 2001 in the amount of $23,625, which was increased by $8,438 to $32,063 based on the Company exceeding certain financial performance goals in fiscal 2003 established by the Compensation and Stock Option Committee.

(17)	All Other Compensation for Mr. Bender includes the following: Company paid portion of individual life insurance policy: $204; 401(k) Company match: $12,848; profit sharing contribution: $11,521; and retention bonus: $62,500.

      There were no stock option grants during fiscal 2003 to the five executive officers named in the Summary Compensation Table.

Option Exercise and Fiscal Year End Value Table

      The following table sets forth information with respect to the five executive officers named in the Summary Compensation Table concerning stock options exercised during fiscal 2003 and the number and value of options outstanding on January 31, 2004:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money
	Acquired		Options/SARs		Options/SARs
	on	Value	at Fiscal Year-End (#)		at Fiscal Year-End ($)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Sam K. Duncan	0	0	33,333	66,667	35,333	70,667
Jeffrey C. Girard	0	0	71,000	20,000	29,400	6,000
Michael J. Hopkins	7,500	85,499	75,000	30,000	51,100	115,470
Michael J. Bettiga	12,740	56,225	55,833	15,167	30,934	49,468
Brian W. Bender	8,000	91,131	13,334	30,166	42,837	163,935

Long-Term Incentive Plans—Awards in Last Fiscal Year

      The following table sets forth information about long term incentive plan awards granted during fiscal 2003 to the five executive officers named in the Summary Compensation Table pursuant to the Company’s 2000 Executive Long-Term Incentive Plan (the “2000 LTIP”):

		Estimated Future Payouts
	Performance
	or Other Period	Threshold	Target	Maximum
	Until Maturation	(% of	(% of	(% of
Name	or Payout (1)	Salary)	Salary)	Salary)

Sam K. Duncan	1/28/2006	25	50	100
Jeffrey C. Girard	1/28/2006	20	40	80
Michael J. Hopkins	1/28/2006	20	40	80
Michael J. Bettiga	1/28/2006	15	30	60
Brian W. Bender	1/28/2006	17.5	35	70

(1)	Upon attainment of performance criteria as set by the Compensation and Stock Option Committee during a performance period, an award in an amount equal to a percentage of the participant’s then-current annual base salary will be paid in the form of the Company’s Common Stock, cash, or a combination thereof, as determined by the Compensation and Stock Option Committee. During fiscal 2003, the Compensation and Stock Option Committee established performance criteria and award levels for the three-year fiscal period commencing February 2, 2003. For the three-year period, the performance criteria is return on invested capital. The Company has determined not to disclose its performance targets on the basis that it is confidential business information.

Employment Agreements

      The Company has employment agreements with Mr. Duncan and Mr. Girard (the “Employment Agreements”). Each of the Employment Agreements provides for an annual base salary, subject to annual review by the Compensation and Stock Option Committee. Each of the Employment Agreements has an initial term of three years, with the term automatically renewed for one additional year on the third anniversary of the agreement date and on every subsequent anniversary thereafter unless it is terminated by either party under circumstances described in the agreements. If employment is terminated by the Company without cause, as defined in the Employment Agreements, or by the executive for good reason, also as defined in the Employment Agreements, the executive will be entitled to base salary continuation for the greater of two years or the remaining term of the employment agreement and various other benefits for the salary continuation period. Under the terms of the Employment Agreements, the executives agree not to disclose confidential information about the Company during the term of employment and thereafter and not to engage in competition with the Company for two years following termination of employment, except if Mr. Girard’s employment is terminated by him without good reason, in which case Mr. Girard agrees not to compete for one year following termination.

Indemnification of Directors and Officers

      The Company’s Bylaws provide for the indemnification of directors and officers of the Company to the full extent permitted by the Wisconsin Statutes. The Company has entered into agreements to indemnify its directors and certain officers, and may enter into similar agreements to indemnify additional officers, in addition to the indemnification provided for in the By-laws. These agreements will, among other things, indemnify the Company’s directors and certain of its officers to the full extent permitted by the Wisconsin Statutes for any claims, liabilities, damages, judgments, penalties, fines, settlements, disbursements or expenses (including attorneys’ fees) incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Severance Agreements

      The Company has entered into change of control severance agreements (the “Severance Agreements”) with certain officers of the Company, including those officers identified in the Summary Compensation Table above. The Severance Agreements provide that, if, within two years after a “Change of Control” the Company terminates the individual’s employment other than for cause or disability, or the individual terminates the individual’s employment for good reason then the individual will be entitled to a lump-sum cash payment equal to (1) a multiple of one, two or three times the individual’s annual base salary, plus (2) a multiple of one, two or three times the individual’s average annual bonus for the three fiscal years immediately preceding the date of termination. A “Change of Control” is defined in each of the relevant Severance Agreements to be, among other things, certain business combinations and significant acquisitions of Company Common Stock. The multiple referred to in this paragraph is two for Messrs. Girard, Hopkins, Bettiga, and Bender. With respect to Mr. Duncan, the multiple referred to in this paragraph is three. Each individual would also receive his salary through the date of termination and all other amounts owed to the individual at the date of termination under the Company’s benefit plans. In addition, under such circumstances, the individual will be entitled to continued health and dental coverage for the individual and the individual’s family for a one, two or three year period after the date of termination. The Severance Agreements provide that if certain amounts to be paid thereunder constitute “parachute payments,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the severance benefits owed to the individual may be decreased, but only if the result is to give the individual a larger after-tax benefit than if the payments are not reduced. The individual is permitted to elect the payments to be reduced.

      In addition, as an incentive to join the Company, the Company has made an arrangement with its Senior Vice President, Store Operations and Logistics, Dan J. Bolstad, such that if his employment is terminated for any reason other than cause or voluntary resignation prior to August 15, 2005, the Company will provide him with minimum severance benefits of salary, health and life insurance benefit continuation through August 15, 2005.

Retirement Benefits

      Key executives are eligible for participation in the Company’s Supplemental Executive Retirement Plan, (“SERP”) which was adopted by the Compensation and Stock Option Committee as of February 1, 1999. This unfunded, non-qualified plan is intended to supplement retirement benefits to eligible officers who retire after attaining age 55 with 10 or more years of service with the Company. The principal objective of the SERP is to provide a competitive level of retirement income in order to attract, retain and motivate key executives selected by the Compensation and Stock Option Committee. The Chief Executive Officer and the other executives named in the Summary Compensation Table above are currently eligible for participation in the SERP. The maximum retirement benefit provided by the SERP is 40% of the executive’s final average total compensation, offset by the actuarial equivalent value of employer contributions to qualified and non-qualified plans and certain social security benefits.

Other Compensation

      The Company provides certain personal benefits and other noncash compensation to its executive officers. For fiscal 2003, the incremental cost of providing such compensation did not exceed the minimum amounts required to be disclosed under current Securities and Exchange Commission rules for each person named in the Summary Compensation Table.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

OF THE BOARD OF DIRECTORS

Executive Compensation Principles

      The Company’s Executive Compensation Program is designed to align executive compensation with Company values and objectives, its business strategy and financial performance. In applying these principles, the Compensation and Stock Option Committee (the “Committee”) believes the Executive Compensation Program must:

•	Reward executives for the enhancement of shareholder value.

•	Attract and retain key executives critical to the long-term success of the Company by providing compensation levels comparable to those offered by other leading companies in the industry.

•	Reward executives for long-term strategic management and achievement of business objectives.

•	Support a performance-oriented environment that rewards achievement of Company goals and Company performance compared to that of the industry.

•	Differentiate compensation amounts according to individual performance.

      The Company’s philosophy is to target median levels of compensation and benefits, with top quartile compensation levels attainable for superior performance.

Executive Compensation Program

      The executive compensation program is comprised of both cash and equity based compensation. The annual compensation consists of base salary and an annual Executive Incentive Plan (the “EIP”) payment. The Committee determines the level of base salary for key executive officers. The Committee determines the base salary with reference to competitive norms. The competitive norms are obtained from a comprehensive retail study including companies with a median sales volume of 3-4 billion dollars in annual sales and not on the more diverse peer retail group used for purposes of the performance graph. Additionally, the Committee seeks to fix such salaries in the median range of those companies used for salary survey data. In establishing the base salary levels, the Committee considers:

•	Surveys of external comparable positions.

•	Compensation paid to comparable positions in similarly sized companies, based on sales revenues derived from industry surveys.

•	Position matching, validation of responsibilities, organizational level and title with external comparable positions in the industry.

      Of these three referenced factors, the Committee places the most emphasis on surveys of external comparable positions. The Committee next weighs the compensation paid comparable positions in similarly sized companies. Finally, the Committee validates the information derived from the first two factors by ensuring accurate position matching by evaluation of responsibilities, organizational level and title.

      An analysis of the survey group compensation level indicates that, as it relates to base salary, the Company’s executives, on an overall average basis, receive compensation slightly below the survey median.

      The Committee also approves the participation of key executives in the EIP. Awards for key executive officers vary based on the Company’s achievement of certain financial goals. As with base salary, the EIP is intended to be competitive with bonuses paid by other retail companies having approximately 3-4 billion dollars in annual sales. Portions of the financial goals set by the Committee for the fiscal year ended January 31, 2004 were met. Partial EIP awards were paid to the Company’s senior executives with respect to fiscal year 2003.

      In 2002, the Committee granted a deferred incentive award to certain key executives. The incentive award will be paid out in installments over four years with the opportunity for the installments to be increased based on the Company exceeding certain financial performance goals established by the Committee. Some executives named in the Summary Compensation Table received their first or second installments of the deferred incentive program this year. This award was increased based on the Company exceeding certain financial performance goals established by the Committee. An executive who terminates his or her employment with the Company forfeits any unpaid deferred incentives. The Plan was terminated by the Committee with respect to future incentive awards in 2003, but payments on amounts previously deferred under the program will continue through fiscal year 2005.

      Long-term incentives have historically been provided primarily through grants of stock options and restricted stock. Under the Company’s 1995 Stock Option Plan, 1998 Stock Incentive Plan and the 2001 Stock Incentive Plan (the “Stock Option Plans”), the Committee has the discretion to determine, among other things, the individuals to whom stock options are awarded, the number of shares subject to each option, and whether the stock options will be subject to performance criteria. The size of stock option grants are based upon past practice and position level. Stock option grants align key executive officers’ long-range interests with those of the shareholders by providing the key executive officers with the opportunity to build a meaningful stake in the Company. The Company did not make an annual grant to all eligible Stock Option Plan participants in the fiscal year ended January 31, 2004.

      Restricted stock granted pursuant to the Company’s various plans is intended to encourage recipients to continue to serve the Company and its shareholders. Although the recipient would receive any dividends at the same rate as might be granted to owners of unrestricted shares, the restricted stock certificates are not delivered and such shares may not be sold, transferred or pledged until they vest. During fiscal year 2003, three grants of restricted stock were made to senior executives of the Company.

      The Company has adopted Senior Executive Stock Ownership Guidelines (the “Guidelines”) for certain senior executives, including those listed in the Summary Compensation Table, in order to more closely align the interests of those executives with the interests of the Company’s shareholders. The Guidelines require, among other things, that covered executives own a number of shares equal in value to a multiple of their base salary (the multiple will be 3 for the Chief Executive Officer, 2 for the Vice Chairman, and 0.5 for the other covered executives). There is no deadline for achieving the ownership guidelines, although the Committee has set a minimum ownership level of 1,000 shares and will require the executives to retain a portion of any shares obtained through the exercise of any stock options or the vesting of any restricted stock awards until such guidelines are met. The Committee will administer the Guidelines and may make future equity incentive grants subject to an executive’s compliance with the Guidelines.

      In addition, the Committee has the ability to make awards to certain eligible executives pursuant to the Company’s 2000 Executive Long-Term Incentive Plan (the “Incentive Plan”). The Incentive Plan is intended to provide total compensation opportunities competitive with other similar companies and motivate participants to achieve long-range goals. Awards can be paid out in the Company’s common stock, cash or a combination thereof. Under the Incentive Plan, the Committee has the discretion to determine, among other things, the individuals to whom awards may be given, performance periods, performance objectives to be achieved, and award levels. It is expected that all of the Company’s executive officers will participate in the Incentive Plan. In the fiscal year ended January 31, 2004, target levels were set for three-year performance period ending January 28, 2006. No payments were made under the Incentive Plan in fiscal 2003.

      Key executives are eligible for participation in the Company’s Supplemental Executive Retirement Plan, (“SERP”) which was adopted by the Committee as of February 1, 1999. This unfunded, non-qualified plan is intended to supplement retirement benefits to eligible officers who retire after attaining age 50 with 10 or more years of service with the Company. In 2002, the Committee evaluated the retirement age and increased it to age 55. The Committee grandfathered participants under the age 50 requirement who satisfied the years of service requirement and were within a few years of the previous age requirement. The employment agreement of the Chief Executive Officer provides that he will be eligible upon reaching the age of 55 with at least five years of service. The principal objective of the SERP is to provide a competitive level of retirement income in order to attract, retain and motivate key executives selected by the Committee. The Chief Executive Officer and the other executives named in the Summary Compensation Table above are currently eligible for participation in the SERP. The maximum retirement benefit provided by the SERP is 40% of the executive’s final average total compensation, offset by the actuarial equivalent value of employer contributions to qualified and non-qualified plans and certain social security benefits.

      Key executives also participate in the Company’s Profit Sharing Program, which is funded entirely by the Company. In this regard, key executive officers are treated in the same manner as any other Profit Sharing Program participant. Committee approval is not required for participation by key executives in the Profit Sharing Program. A Company award was made under this Program with respect to fiscal year 2003.

      Key executive officers may also participate in the Company’s 401(k) Plan which is available to any teammate meeting minimum length of service and number of hours worked standards. Under the 401(k) Plan, the Company contributes 100% of a teammate’s personal contribution up to 3 percent of the teammate’s base earnings and 50% of the next 2 percent of a teammate’s personal contributions of the teammate’s base earnings. Also, key executive officers may elect to defer certain annual compensation. Deferred amounts are accounted for as if invested in various accounts.

      On occasion, the Committee may make adjustments to a particular executive’s compensation in any given year based on circumstances unique to such executive. For example, such adjustments may recognize extraordinary efforts on a special project, or the need to compensate special talents or expertise in order to retain a key individual.

      The Committee may also award additional bonus payments to certain executives when it determines that such an award is in the Company’s and its shareholders’ best interest. For example, on November 29, 2000, the Committee authorized certain retention bonus payments to be paid to key executives in January 2004, contingent upon such executives’ continued employment with the Company (“Retention Bonuses”). These Retention Bonuses were intended to enable the Company to retain its key executives in an industry which has experienced numerous business failures, significant consolidation, and increased competition for executive talent. Payments were made in accordance with the terms of awards in January of 2004. Some executives named in the Summary Compensation Table received this retention bonus. No further awards have been made or are outstanding.

Chief Executive Officer Compensation

      A new Chief Executive Officer was hired on October 30, 2002. The Committee determined the Chief Executive Officer’s compensation when he was hired during the fiscal year ended February 2, 2003 based upon a number of factors and criteria. The Chief Executive Officer’s base salary was established based on: surveys of external comparable positions; position-matching through validation of responsibilities; organizational level and title with external comparable positions in the industry; and compensation paid to comparable positions in similarly sized companies based on sales revenue derived from industry surveys. Individual performance is evaluated through regular ongoing personal contact with Committee members. As with other executive officer salaries, comparison was based on a comprehensive retail study including companies having median sales volume of 3-4 billion dollars in annual sales, as opposed to the more diverse peer group used in the Performance Graph. It is noted that the base salary falls well within industry norms.

      The EIP award consideration for the Chief Executive Officer was based on the Company’s achievement of certain financial goals which include after tax earnings per share and free cash flow. A portion of the financial goals set by the Committee for the fiscal year ended January 31, 2004 were achieved; however an EIP award was paid to the Chief Executive Officer in accordance with the terms of his Employment Agreement.

      On the date he was hired, the Company awarded nonqualified stock options and a restricted stock grant to the Chief Executive Officer. The options vest over a period of three years, in equal installments each year, and were granted at an exercise price equal to fair market value as of the date of grant. The restricted stock vests over a period of four years, in equal installments each year.

      In the Committee’s opinion, the total compensation package for the Chief Executive Officer in fiscal year 2003 is appropriate. The Committee will make recommendations to the Board of Directors with respect to Chief Executive Officer compensation for fiscal year 2004, which will be considered in conjunction with the Chief Executive Officer evaluation conducted by the Board of Directors.

      The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds one million dollars per executive. The Committee believes its primary goal is to design compensation strategies that further the best interests of the Company and its shareholders. To the extent they are not inconsistent with that goal, the Committee will attempt where practical to use compensation policies and programs that preserve the deductibility of compensation expenses.

Compensation and Stock Option Committee

Stephen E. Watson, Chairman
Jack W. Eugster
Martha A. McPhee

PERFORMANCE GRAPH

      The following graph compares the percentage change in the cumulative total shareholder return on the Company’s Common Stock for the last five fiscal years, with the cumulative total return on the Wilshire 5000 Index and the cumulative total return for the S & P Retailing Group selected as the Company’s peer group. The comparison assumes $100 was invested on January 30, 1999 in the Company’s Common Stock and in each of the comparison groups, and assumes reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG SHOPKO STORES, INC., THE WILSHIRE 5000 INDEX
AND THE S & P RETAILING GROUP

	Cumulative Total Return

	1/99	1/00	2/01	2/02	2/03	1/04

SHOPKO STORES, INC	100.00	58.55	28.29	39.86	35.36	44.26

WILSHIRE 5000	100.00	112.39	108.49	92.71	72.93	100.69

S & P RETAILING GROUP	100.00	102.77	102.52	114.14	76.71	115.10

*	$100 invested on 1/30/99 in stock or index-including reinvestment of dividends. Fiscal year ending January 31.

AUDIT COMMITTEE REPORT

      In accordance with its written charter adopted by the Board of Directors, the Audit Committee through its oversight role assists the Board in fulfilling its responsibility to the Company’s shareholders, relating to corporate accounting, financial reporting practices and the quality and integrity of the Company’s financial reports. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements. During the fiscal year ended January 31, 2004, the Audit Committee met ten times.

      The Audit Committee is composed of three directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange. In addition, the Board of Directors determined that Mr. Zona qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Board of Directors adopted an amended and restated charter for the Audit Committee in March, 2003 in response to recent requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee reviews and assesses the adequacy of its Charter annually.

      Auditor Independence and Fiscal 2003 Audit. In discharging its duties, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In addition, the Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

      The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed with management and the independent auditors the objectives and scope of the internal audit process and the results of the internal audit examinations.

      Fiscal 2003 Financial Statements and Recommendations of the Committee. The Audit Committee reviewed the Company’s audited financial statements as of and for the fiscal year ended January 31, 2004, with management and the independent auditors.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 for filing with the Securities and Exchange Commission.

      Audit Fees. The aggregate fees billed for professional services rendered by the independent auditors for (1) the audit of the Company’s financial statements as of and for the fiscal year ended January 31, 2004, (2) the review of the financial statements included in the Company’s Form 10-Q filings and (3) other SEC review activities for the fiscal year, were $533,000. In the prior fiscal year ended February 1, 2003, the aggregate audit fees were $527,000.

      Audit-Related Fees. The aggregate fees billed by the independent auditors for professional services reasonably related to the performance of the audit of the Company’s financial statements as of and for the fiscal year ended January 31, 2004 were $35,000. The audit-related services included employee benefit plan audits. In the prior fiscal year ended February 1, 2003, the aggregate audit-related fees were $32,000.

      Tax Fees. The aggregate fees billed for professional services rendered by the independent auditors for tax compliance, tax advice, and tax planning for the fiscal year ended January 31, 2004 were $139,000. The tax-related services included: federal and state tax audit support, tax compliance, tax preparation software, and tax consultation and planning. In the prior fiscal year ended February 1, 2003, the aggregate tax fees were $178,000.

      All Other Fees. The independent auditors did not provide other professional services during the fiscal year ended January 31, 2004. Accordingly, no other fees were paid to the independent auditors. Likewise, in the prior fiscal year ended February 1, 2003, no other fees were paid for other professional services.

      The Audit Committee approves all audit and non-audit services. In the case of non-audit services, the Audit Committee must determine that such services will not compromise the independence or objectivity of the independent auditors. The Audit Committee considered whether, and has determined that, the provision of the types of non-audit services disclosed above is compatible with maintaining the independent auditors’ independence.

The Audit Committee:

John G. Turner, Chairman
Gregory H. Wolf
Richard A. Zona

ITEM 2

PROPOSAL TO APPROVE THE COMPANY’S 2004 STOCK INCENTIVE PLAN

      The purpose of the 2004 Stock Incentive Plan (the “Plan”) is to provide a means to attract and retain high quality individuals, to motivate participants to achieve the long-term goals of the Company, to provide incentive compensation opportunities to participants that are competitive with those of similar companies, and to further align the interests of participants with those of the Company’s shareholders through compensation that is based on the value of the Company’s Common Stock. The Board of Directors adopted the Plan on March 18, 2004, subject to shareholder approval. Unless it is terminated earlier by the Board of Directors, the Plan will terminate on March 18, 2014. The following summary of the material features of the Plan is subject in all respects to the complete text of the Plan, a copy of which is attached to this Proxy Statement as Appendix A.

      The Compensation and Stock Option Committee (the “Committee”) of the Board of Directors administers the Plan. Under the Plan, the Committee may grant (i) incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) non-qualified stock options, (iii) stock appreciation rights (“SARs”), which may be free-standing or in tandem with stock options and which may be settled in Common Stock, cash, or a combination of both, and (iv) shares of Common Stock or the right to receive shares of Common Stock in the future (or their cash equivalent or a combination of both) (“Stock Awards”) (options, SARs and Stock Awards are collectively referred to as “Awards”), to certain key personnel of the Company and its related companies (defined to include any corporation, joint venture, limited liability company, or other business entity in which the Company has a significant direct or indirect equity interest). The Committee has final authority, subject to the express provisions of the Plan, to determine to whom Awards shall be granted; to determine the types of Awards and the number of shares covered by each Award; to determine the terms, conditions, performance criteria, restrictions and other provisions of each Award, and to cancel or suspend Awards; to determine the terms and conditions of any agreements made pursuant to the Plan; and to make all other determinations that may be necessary or advisable for the administration of the Plan. In making such Award determinations, the Committee may take into account the nature of the services rendered by the respective personnel, their present and potential contribution to the Company’s success and such other factors as the Committee deems relevant. The independent members of the Board of Directors have the non-exclusive power to exercise the authority of the Committee with respect to Awards to non-employee directors of the Company and its related companies.

      Incentive stock options may be granted under the Plan to full or part-time employees, including officers and directors who are also employees, of the Company and its related companies (as defined above) (together, the “Employees”). In addition, non-qualified stock options, SARs and Stock Awards may be granted to Employees and non-employee directors. There are presently approximately 225 employees who could be selected by the Committee for participation in the Plan.

      Subject to the Committee’s authority to adjust the number and kind of shares subject to each outstanding Award and the exercise price in the event of certain corporate transactions involving the Company, such as stock dividends, stock splits, extraordinary cash dividends, recapitalizations, reorganizations, or mergers and similar transactions, the number of shares of Common Stock that may be issued pursuant to awards under the Plan is 1,400,000 plus the number of unused shares that remain available for issuance under the ShopKo Stores, Inc. 2001 Stock Incentive Plan, the ShopKo Stores, Inc. 1998 Stock Incentive Plan, and the ShopKo Stores, Inc., 1995 Stock Option Plan (collectively, the “Predecessor Plans”) as of the date the Plan is approved by shareholders, which, as of the date of this Proxy Statement, is estimated to be approximately another 940,000 shares. Once shares of Common Stock attributable to a Predecessor Plan become available under the Plan, they will no longer be available under the relevant Predecessor Plan. Shares of Common Stock delivered under the Plan may consist, in whole or in part, of Common

Stock purchased by the Company for such purpose, shares held as treasury stock or authorized but unissued Common Stock, not reserved for any other purpose.

      For purposes of calculating available shares of Common Stock under the Plan, any shares of Common Stock that are subject to stock options and SARs will be counted against the limit as one share for every one share subject to the stock option or SAR. Shares subject to Stock Awards will be counted against the limit as 1.5 shares for every one share subject to the Stock Award.

      Shares subject to an Award will again be available for issuance under the Plan upon the occurrence of specified events that result in fewer than the total number of shares of Common Stock subject to the Award being delivered to its holder. In particular, the limit will be increased by the number of shares of Common Stock that are (i) subject to an Award that is forfeited, cancelled (excluding shares subject to a stock option cancelled upon exercise of a related tandem SAR or shares subject to a tandem SAR cancelled upon exercise of a related stock option), expired, settled in cash or otherwise not issued in connection with the Award, (ii) tendered (either actually or by attestation) or withheld to pay the exercise price of an Award or to settle tax or other withholding obligations with respect to the Award, or (iii) acquired by the Company on the open market using the proceeds from the exercise of a stock option (including for this purpose both the cash payment for the exercise price and the value of any income tax deduction received by the Company from the exercise of the stock option) in an amount that may not exceed the amount of such proceeds divided by the fair market value of a share of Common Stock on the date of exercise. The limit adjustments described in this paragraph will also be made with respect to awards issued under the Predecessor Plans that are outstanding on the date the Plan is approved by shareholders as if those awards had been made under the Plan.

      The maximum number of shares of Common Stock which may be issued pursuant to incentive stock options is 500,000, the maximum number of shares of Common Stock covered by stock options granted to any one individual in any one calendar year is 500,000, the maximum number of shares of Common Stock covered by free-standing SARs granted to any one individual in any one calendar year is 500,000 and the maximum value of Stock Awards granted to any one individual in any one calendar year is $5,000,000.

      The exercise price of a stock option granted under the Plan and the base price of an SAR granted under the Plan may not be less than the fair market value of a share of Common Stock on the date of grant. Except in connection with certain corporate transactions involving the Company, such as stock dividends, stock splits, extraordinary cash dividends, recapitalizations, reorganizations, or mergers and similar transactions, neither the exercise price for any stock option granted under the Plan nor the base price for any SAR granted under the Plan can be decreased after the date of grant and no Award can be cancelled for the purpose of granting a new Award at a lower exercise price or base price, as the case may be, without shareholder approval.

      At the discretion of the Committee, stock options may be exercised in full at any time, from time to time or in installments, or upon the occurrence of specified events. A stock option may be exercised as to any or all of the shares covered by the stock option by delivering written notice of exercise to the Company, accompanied by full payment of the exercise price for such shares. Payment of the exercise price must be made in cash, by tendering previously owned shares of Common Stock or by authorizing a third party to sell shares of the Common Stock acquired upon exercise of an option and remitting the purchase price to the Company.

      The distribution of shares of Common Stock upon exercise of a Stock Option may be subject to conditions, restrictions and contingencies established by the Committee. The Committee may also impose conditions, restrictions and contingencies with respect to shares of Common Stock acquired upon exercise of a stock option.

      The distribution following exercise of an SAR of shares of Common Stock, cash or a combination of both, may be subject to conditions, restrictions and contingencies established by the

Committee. The Committee may also impose conditions, restrictions and contingencies with respect to shares of Common Stock acquired upon exercise of an SAR.

      The Committee may cause a Stock Award to be subject to conditions, restrictions and contingencies. These may include continuous service and/or the achievement of performance measures. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies. The performance measures for these Stock Awards may include: stock price, total shareholder return, earnings, earnings per share, return on equity, and return on assets. The Committee may define the performance measures and, in doing so, may exclude non-recurring or extraordinary terms or events.

      The Plan may be terminated or amended by the Board of Directors. The Board of Directors may not, without shareholder approval, (i) increase the number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan, except for increases resulting from certain corporate transactions involving the Company as described above or (ii) effect any change inconsistent with Section 422 of the Code. Awards to be granted under the Plan are not determinable as of the date of this Proxy Statement. The closing sale price of the Common Stock on April 16, 2004 was $14.16.

Certain Federal Income Tax Consequences

      The following brief description of the tax consequences of the grant and exercise of Awards under the Plan is based on federal income tax laws currently in effect and does not purport to be a complete description of such federal income tax consequences. Awards granted under the Plan may be either incentive stock options, non-qualified stock options, SARs or Stock Awards. Neither the grant nor the exercise of an incentive stock option will have immediate tax consequences to the optionee or the Company, although the exercise of an incentive stock option may give rise to liability for the optionee under the alternative minimum tax provisions of the Code. Generally, if the optionee disposes of shares of Common Stock acquired upon the exercise of an incentive stock option within one year of the date of exercise or within two years from the date of grant of the option, the optionee will recognize ordinary income and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price (or the gain on sale, if less). Otherwise, the Company will not be entitled to any deduction for tax purposes upon the disposition of such shares and the entire gain for the optionee will be treated as capital gain.

      With respect to non-qualified stock options, at the time such options are granted, the optionee will not recognize any taxable income and the Company will not be entitled to any deduction. When an optionee exercises a non-qualified stock option, the optionee will recognize ordinary income and the Company will be entitled to a corresponding deduction equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. The income arising from an optionee exercising a non-qualified stock option will be subject to withholding for income and employment tax purposes in the case of optionees who are employees, and the Company will be entitled to defer making delivery of any Common Stock to be issued until satisfactory withholding arrangements have been made.

      With respect to SARs, at the time such SARs are granted, the recipient will not recognize any taxable income and the Company will not be entitled to any tax deduction. When the holder of of an SAR exercises the SAR, the holder will recognize ordinary income and the Company will be entitled to a corresponding deduction in an amount equal to the fair market value of any shares of Common Stock delivered and the amount of cash paid by the Company. The income arising from the exercise of an SAR will be subject to withholding for income and employment tax purposes in the case of holders who are employees, and the Company will be entitled to defer making delivery of any

Common Stock to be issued until satisfactory withholding arrangements have been made. Cash payments may be made net of an amount sufficient to satisfy applicable withholding requirements.

      With respect to Stock Awards, unless the recipient has made an election under Section 83(b) of the Code, the recipient will not recognize taxable income at the time of the Award. At the time any forfeiture restrictions applicable to the Stock Award lapse, the recipient will recognize ordinary income and the Company will be entitled to a corresponding deduction equal to the excess of the fair market value of such stock at such time over the amount paid therefor. The income arising from the lapse of any transfer or forfeiture restrictions will be subject to withholding for income and employment tax purposes in the case of recipients who are employees, and the Company will be entitled to defer making delivery of any Stock Award until satisfactory withholding arrangements have been made. Any dividends paid to the recipient on the stock while the forfeiture restrictions apply will be ordinary compensation income to the recipient and deductible as such by the Company. If the recipient makes an election under Section 83(b) of the Code, he or she will be taxed on the Award at its fair market value on the date of grant (less any amount paid by the recipient for the Stock Award) and the Company will be entitled to a corresponding deduction equal to the amount of taxable income recognized by the recipient. The income arising from the Section 83(b) election will be ordinary income and will be subject to applicable income and employment tax withholding in the case of recipients who are employees. The lapse of the forfeiture restrictions will not be a taxable event in this case. The Company’s ability to claim deductions may be limited by the application of Section 162(m) of the Code.

Vote Required To Approve Plan; Board’s Recommendation

      Approval of the 2004 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total number of votes cast on the proposal represents over 50% of the Common Stock entitled to vote on the proposal. Under New York Stock Exchange rules, this proposal is considered a “non-discretionary item” whereby brokers are not permitted to vote in their discretion on behalf of beneficial owners if such beneficial owners do not furnish voting instructions. Resulting “broker non-votes” are treated as not being present for the matter and, therefore, are not counted for purposes of determining whether this proposal has been approved. Abstentions are treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against this proposal.

      The Board of Directors recommends a vote FOR approval of the 2004 Stock Incentive Plan.

Equity Compensation Plan Information

      The following information is presented as of January 31, 2004 and does not include the proposed 2004 Stock Incentive Plan summarized above.

	(a)		(c)
	Number of Securities	(b)	Number of Securities Remaining
	to be Issued Upon	Weighted-Average	Available for Future Issuance
	Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	2,511,869	$16.29	861,305
Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	2,511,869	$16.29	861,305

ITEM 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to audit the financial statements of the Company and its subsidiaries for the fiscal year ending January 29, 2005 and is seeking the ratification of their appointment by the shareholders. Shares represented by the accompanying proxy will be voted for ratification unless the proxy directs otherwise. The Company has been advised by Deloitte & Touche LLP that they are independent auditors with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. The fees paid to Deloitte & Touche LLP for the prior two fiscal years are set forth above in the Audit Committee Report.

Vote Required to Ratify Selection; Board’s Recommendation

      Ratification of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending January 29, 2005 requires that the votes cast in favor of ratification exceed the votes cast opposing ratification.

      The Board recommends a vote FOR such ratification. Proxies solicited by the Board will, unless otherwise directed, be voted in favor of such ratification.

PROPOSALS OF SHAREHOLDERS FOR 2005 ANNUAL MEETING

      Nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2005 Annual Meeting and any other shareholder proposed business to be brought before the 2005 Annual Meeting must be submitted to the Company not later than January 26, 2005. Such shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company’s By-Laws which provide, among other things, that shareholder proposed nominations and shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2005 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 700 Pilgrim Way, P.O. Box 19060, Green Bay, Wisconsin 54307-9060 on or before December 27, 2004. Proposals should be directed to Mr. Peter G. Vandenhouten, Assistant General Counsel and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

      Other Proposed Action. The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matter other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

      Cost of Solicitation. The cost of soliciting proxies will be borne by the Company. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their expenses. In addition to solicitation by mail, certain officers and directors of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies by telephone, telecopy and personally.

BY ORDER OF THE BOARD OF DIRECTORS

Peter G. Vandenhouten
Secretary

Dated: April 26, 2004

APPENDIX A

SHOPKO STORES, INC.

2004 STOCK INCENTIVE PLAN

SECTION 1

GENERAL

      1.1.     Purpose. The ShopKo Stores, Inc. 2004 Stock Incentive Plan (the “Plan”) has been established by ShopKo Stores, Inc. (the “Company”) (i) to attract and retain high quality individuals eligible to participate in the Plan; (ii) to motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) to provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) to further align Participants’ interests with those of the Company’s shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interests of the Company and the Related Companies, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

      1.2.     Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Employees and the Eligible Directors, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards outstanding under the Plan, or any other plan or arrangement of the Company or a Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).

      1.3.     Operation and Administration. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 5 (relating to operation and administration). Subject to subsection 6.5 (relating to the Board’s authority), the authority to control and manage the operation and administration of the Plan shall be vested in a committee of the Board (the “Committee”) in accordance with Section 6.

      1.4.     Definitions. Capitalized terms used herein which are not defined where such terms first appear shall be defined as set forth in Section 8.

SECTION 2

OPTIONS

      2.1.     Options. The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under this Section 2 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee. An “Incentive Stock Option” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. A “Non-Qualified Option” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

      2.2.     Exercise Price. The “Exercise Price” of each Option granted under this Section 2 shall be established by the Committee; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock as of the Pricing Date. For purposes of the preceding sentence, the “Pricing Date” shall be the date on which the Option is granted.

      2.3.     Exercise. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. It shall be a condition to the exercise of any Option for which there is a Tandem SAR that the Participant surrender to the Company that portion of the Tandem SAR that is canceled by reason of the exercise of such Option.

      2.4.     Payment of Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a) Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in subsection 2.4(c), payment may be made as soon as practicable after the exercise).

(b) The Exercise Price shall be payable in cash or by tendering shares of Stock acceptable to the Committee (by either actual delivery of shares or by attestation, with such shares valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Committee.

(c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

      2.5.     Expiration Date. The “Expiration Date” with respect to an Option means the date established as the Expiration Date by the Committee at the time of the grant.

      2.6.     Settlement of Award. The distribution of shares of Stock upon exercise of an Option shall be subject to such conditions, restrictions and contingencies as the Committee may establish. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired upon exercise of an Option as the Committee determines to be desirable.

SECTION 3

STOCK APPRECIATION RIGHTS

      3.1.     Stock Appreciation Rights. The grant of a stock appreciation right (“SAR”) entitles the Participant to receive, upon exercise, shares of Stock, cash or a combination of both, with an aggregate value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the Base Price of the SAR. SARs granted under this Section 3 may be either Free-Standing SARs or Tandem SARs. A “Free-Standing SAR” is an SAR that is not issued in tandem with, or by reference to, an Option. A “Tandem SAR” is an SAR that is granted in tandem with, or by reference to, an Option (including a Non-Qualified Option granted prior to the date of grant of the SAR) and which requires the Participant to surrender for cancellation all or a portion of such Option upon exercise of such SAR. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted.

      3.2.     Base Price. The “Base Price” of a Tandem SAR shall be the Exercise Price of the related Option. The “Base Price” of a Free-Standing SAR shall be established by the Committee; except that the Base Price shall not be less than 100% of the Fair Market Value of a share of Stock as of the Pricing Date. For purposes of the preceding sentence, the “Pricing Date” shall be the date on which the Free-Standing SAR is granted.

      3.3.     Exercise. An SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. It shall be a condition to the exercise of any Tandem SAR that the Participant surrender to the Company that portion of the Option that is canceled by reason of the exercise of such Tandem SAR.

      3.4.     Expiration Date. The “Expiration Date” with respect to a Tandem SAR means the Expiration Date of the related Option. The “Expiration Date” with respect to a Free-Standing SAR means the date established as the Expiration Date by the Committee at the time of the grant.

      3.5.     Settlement of Award. The distribution following exercise of an SAR of shares of Stock, cash or a combination of both, shall be subject to such conditions, restrictions and contingencies as the Committee may establish. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired upon exercise of an SAR as the Committee determines to be desirable.

SECTION 4

OTHER STOCK AWARDS

      4.1.     Definition. A Stock Award is a grant of shares of Stock or of a right, other than an SAR, to receive shares of Stock (or their cash equivalent or a combination of both) in the future.

      4.2.     Restrictions on Stock Awards. Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance measures. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies. The performance measures for such awards may include: stock price, total shareholder return, earnings, earnings per share, return on equity, and return on assets. The Committee may define the performance measures, including, without limitation, defining such performance measures to exclude non-recurring or extraordinary terms or events. Notwithstanding anything to the contrary contained in this Section 4.2, each Stock Award that contains continuous service as a condition shall vest such restriction over a minimum three year schedule and each Stock Award that contains a performance measurement or measurements as a condition shall measure the performance criterion or criteria over a minimum of one year; provided, however, (i) the foregoing shall not prohibit Stock Awards under this Plan to any Participant in lieu of a cash payment that would otherwise be paid to such Participant without vesting or performance conditions and (ii) the Committee may grant Stock Awards in an amount up to ten percent (10%) of the Plan Share Limit as of the Effective Date that do not meet the foregoing requirements.

SECTION 5

OPERATION AND ADMINISTRATION

      5.1.     Effective Date. Subject to the approval of the shareholders of the Company at that time, the Plan shall be effective as of the date of the Company’s 2004 annual meeting of its shareholders (the “Effective Date”). The Plan shall terminate on the tenth anniversary of the Effective Date, unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any Award granted prior to termination.

      5.2.     Shares Subject to Plan.

      (a) Subject to adjustment under Section 5.2(g), the number of shares of Stock that may be issued pursuant to Awards under the Plan (the “Plan Share Limit”) shall not exceed, in the aggregate: (i) 1,400,000; plus (ii) the number of shares of Stock that remain available for issuance under the Predecessor Plans as of the Effective Date, it being understood that shares of Stock referenced in clause (ii) shall not be available under a Predecessor Plan after such shares are available under the Plan.

      (b) Any shares of Stock subject to Options and Free-Standing SARs shall be counted against the Plan Share Limit as one share for every one share subject thereto, it being understood that shares covered by an Option and related Tandem SAR shall be counted as if only the Option was granted. Any shares of Stock subject to Stock Awards shall be counted against the Plan Share Limit as 1.5 shares for every one share subject thereto.

      (c) The Plan Share Limit shall be increased by shares of Stock that are:

(i) Subject to an Award that is forfeited, canceled (excluding shares subject to an Option canceled upon exercise of a related Tandem SAR or shares subject to a Tandem SAR canceled upon exercise of a related Option), expires, settled in cash or otherwise not issued in connection with such Award,

(ii) Tendered (either actually or by attestation) or withheld to pay the Exercise Price of an Award or to settle tax or other withholding obligations with respect to an Award, or

(iii) Acquired by the Company on the open market using the proceeds from the exercise of an Option (including for this purpose both the cash payment for the Exercise Price and the value of any income tax deduction received by the Company from the exercise of such Option) in an amount that may not exceed the amount of such proceeds divided by the Fair Market Value of a share of Stock on the date of exercise.

      An increase in the Plan Share Limit by virtue of this Section 5.2(c) shall be made in a fashion that is consistent with Plan Share Limit deductions made pursuant to Section 5.2(b).

      (d) The Plan Share Limit shall be increased in the manner set forth in Section 5.2(c) with respect to awards made under the Predecessor Plans that are outstanding on the Effective Date as if those awards had been made under the Plan.

      (e) Shares of Stock to be delivered under the Plan may consist, in whole or in part, of Stock purchased by the Company for such purpose, shares held as treasury stock or authorized but unissued Stock, not reserved for any other purpose.

      (f) Subject to subsection 5.2(g), the following additional maximums are imposed under the Plan.

(i) The maximum number of shares of Stock that may be issued by Options intended to be Incentive Stock Options shall be 500,000.

(ii) The maximum number of shares of Stock that may be covered by Options granted under the Plan to any one individual in any one calendar year shall be 500,000.

(iii) The maximum number of shares of Stock that may be covered by Free-Standing SARs granted under the Plan to any one individual in any one calendar year shall be 500,000.

(iv) The maximum payment that can be made for Stock Awards granted under the Plan to any one individual in any one calendar year shall be $5,000,000. If a Stock Award is, at the time of grant, denominated in shares, the value of the shares of Stock for determining this maximum individual payment amount will be the Fair Market Value of a share of Stock on the date of grant multiplied by the number of shares subject to such Stock Award.

      (g) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust (i) the number and kind of securities available under the Plan, (ii) any or all of the limits contained in Section 5.2(f), and (iii) outstanding Awards, in each case, to preserve the benefits or potential benefits of the Plan and Awards. Action by the Committee with respect to outstanding Awards may include adjustment of: (i) the number and kind of securities subject to such Awards; (ii) the Exercise Price of outstanding Options and the Base Price of any associated Tandem SARs; and

(iii) the Base Price of Free-Standing SARs. The Committee may make such other adjustments to the Plan and Outstanding Awards as the Committee determines to be equitable.

      5.3.     Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

      5.4.     Tax Withholding. Whenever the Company proposes or is required to distribute shares of Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

      5.5.     Payment Shares. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Related Company, including the plans and arrangements of the Company or a Related Company acquiring another entity (or an interest in another entity).

      5.6.     Repricing. Subject to the provisions of subsection 5.2 (g), neither the Exercise Price for any Option granted under the Plan nor the Base Price for any SAR granted under the Plan shall be decreased after the date of such grant and no Award shall be canceled for the purpose of granting a new Award at a lower Exercise Price or Base Price, as the case may be, without shareholder approval.

      5.7.     Dividends and Dividend Equivalents. An Award may provide the Participant with the right to receive dividends or dividend equivalent payments with respect to Stock which may be either paid currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

      5.8.     Transferability. Except as otherwise provided by the Committee or in the Agreement reflecting the applicable Award, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

      5.9.     Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

      5.10.     Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the “Agreement”) in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, determine.

      5.11.     Limitation of Implied Rights.

      (a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.

      (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Selection as a Participant will not give any director the right to be retained or nominated as a director of the Company or any Related Company. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

      5.12.     Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

      5.13.     Action by Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the Company.

      5.14.     Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

SECTION 6

COMMITTEE

      6.1.     Selection of Committee. The Committee shall be selected by the Board, and shall consist of two or more members of the Board.

      6.2.     Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to subsection 6.5 and to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Employees and the Eligible Directors those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 7) to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code section 162(m), and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c) The Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(d) The Committee may, in its sole discretion and at any time for reasons related (i) a change in control of the Company, (ii) the death, disability or retirement of the Participant or (iii) an involuntary termination not for cause of the Participant’s employment, and subject to the requirements of Section 162(m) of the Code and regulations thereunder in the case of an award intended to be qualified performance-based compensation, take action such that (i) any or all outstanding Options and SARs shall become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding Stock Award shall lapse, (iii) all or a portion of the performance period applicable to any outstanding Stock Award shall lapse and (iv) the performance measures applicable to any outstanding Stock Award (if any) shall be deemed to be satisfied at the maximum or any other level.

(e) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(f) Any interpretation of the Plan by the Committee and any decision made by it under the Plan shall be final and binding.

(g) In controlling and managing the operation and administration of the Plan, the Committee shall act by a majority of its then members, by meeting or by writing filed without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

      6.3.     Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

      6.4.     Information to be Furnished to Committee. The Company and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and Related Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

      6.5.     Board Administration. The members of the Board who meet the applicable standards of a stock exchange relating to independence shall have the authority to exercise all of the powers of the Committee under the Plan with respect to any Award to an Eligible Director if the Board determines to exercise such authority. The determination by the Board to make an Award to an Eligible Director shall not limit the authority of the Committee to also make Awards to Eligible Directors.

SECTION 7

AMENDMENT AND TERMINATION

      7.1.     Amendment. The Board may amend the Plan as it shall deem advisable at any time, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code and Section 422 of the Code; provided, however, that no amendment shall be made without shareholder approval if such amendment would (a) increase the maximum number of shares of Stock available under this Plan (subject to Section 5.2(g) or (b) effect any change inconsistent with Section 422 of the Code. No amendment may impair the rights of a holder of a then outstanding Award without the consent of such holder.

      7.2.     Termination. The Board may terminate the Plan at any time. Termination of the Plan shall not affect the terms or conditions of any Award granted prior to termination

SECTION 8

DEFINED TERMS

      For purposes of the Plan, the terms listed below shall be defined as follows:

(a) Award. The term “Award” shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options, SARs and Stock Awards.

(b) Board. The term “Board” shall mean the Board of Directors of the Company.

(c) Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(d) Eligible Director. The term “Eligible Director” shall mean any director (or person holding authority comparable to that of a director for business entities which do not have directors) of the Company or a Related Company who is not an employee of the Company or a Related Company.

(e) Eligible Employee. The term “Eligible Employee” shall mean any employee of the Company or a Related Company.

(f) Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock, the following rules shall apply:

(i) If the Stock is at the time listed or admitted to trading on any stock exchange, then the “Fair Market Value” shall be the last reported sale price of the Stock on the date in question on the principal exchange on which the Stock is then listed or admitted to trading, as such prices are reported in a publication of general circulation selected by the Committee. If no reported sale of Stock takes place on the date in question on the principal exchange, then the most recent reported sale of the Stock on the principal exchange shall be determinative of “Fair Market Value.”

(ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the “Fair Market Value” shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.

(iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the “Fair Market Value” shall be as determined in good faith by the Committee.

(g) Predecessor Plans. The term “Predecessor Plans” shall include the ShopKo Stores, Inc. 2001 Stock Incentive Plan, the ShopKo Stores, Inc. 1998 Stock Incentive Plan, and the ShopKo Stores, Inc. 1995 Stock Option Plan, in each case as the same shall have been amended as of the Effective Date.

(h) Related Companies. The term “Related Company” means any corporation, joint venture, limited liability company, or other business entity in which the Company has a significant direct or indirect equity interest as determined by the Committee in its sole discretion.

(i) Stock. The term “Stock” shall mean shares of common stock of the Company.

SHOPKO STORES, INC.

ANNUAL MEETING OF
SHOPKO STORES, INC. SHAREHOLDERS

Wednesday, May 26, 2004

10:00 a.m.

St. Norbert College
Bemis International Center
100 Grant Street
DePere, Wisconsin

Agenda
«	Elect three directors to serve until 2007.
«	Approve 2004 Stock Incentive Plan.
«	Ratify the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending January 29, 2005.
«	Transact such other business as may properly come before the meeting.

* Please detach here *

ShopKo Stores, Inc. 700 Pilgrim Way, Green Bay, Wisconsin 54304	proxy

This proxy is solicited on behalf of the Board of Directors of ShopKo Stores, Inc.

     The undersigned hereby appoints Steven R. Andrews and Peter G. Vandenhouten proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of ShopKo Stores, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 26, 2004 or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

ê Please detach here ê

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, each of which are being proposed by ShopKo Stores, Inc.

1.	Election of directors:	01	Jeffrey C. Girard	03	John G. Turner	☐	Vote FOR	☐	Vote WITHHELD
		02	Dale P. Kramer				all nominees		from all nominees
							(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of ShopKo Stores, Inc. 2004 Stock Incentive Plan.	☐	For	☐	Against	☐	Abstain
3.	Ratification of appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending January 29, 2005.	☐	For	☐	Against	☐	Abstain
4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	Date:					2004

Address Change? Mark Box Indicate changes below:	☐	Please check box if you are attending the Annual Meeting in person.	☐

Signature(s) in Box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.